Exhibit 99.1

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark. (GLOBE NEWSWIRE) – May 15, 2025 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended May 3, 2025. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “We turned in a relatively good first quarter in light of the prevailing economic uncertainty. We kept expenses under control and reported a healthy gross margin. After repurchasing $98 million in stock, we had $1.2 billion in cash and short-term investments remaining.”

Highlights of the First Quarter (compared to the prior year first quarter):

•Total retail sales decreased 2%
•	Comparable store sales decreased 1%
•	Net income of $163.8 million compared to $180.0 million
•	Earnings per share of $10.39 compared to $11.09
•	Retail gross margin of 45.5% of sales compared to 46.2% of sales
•	Operating expenses were $421.7 million (27.6% of sales) compared to $426.7 million (27.5% of sales)
•	Ending inventory increased 6%

First Quarter Results

Dillard’s reported net income for the 13 weeks ended May 3, 2025 of $163.8 million, or $10.39 per share, compared to $180.0 million, or $11.09 per share, for the 13 weeks ended May 4, 2024.

Sales – First Quarter

Net sales for the 13 weeks ended May 3, 2025 and May 4, 2024 were $1.529 billion and $1.549 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended May 3, 2025 and May 4, 2024 were $1.468 billion and $1.493 billion, respectively. Total retail sales decreased 2% for the 13-week period ended May 3, 2025 compared to the 13-week period ended May 4, 2024. Sales in comparable stores for the same period decreased 1%. Stronger performing categories were juniors’ and children’s apparel and men’s clothing and accessories. Weaker performing categories were home and furniture, shoes and ladies’ apparel.

Gross Margin – First Quarter

Consolidated gross margin for the 13 weeks ended May 3, 2025 was 43.9% of sales compared to 44.6% of sales for the 13 weeks ended May 4, 2024.

Retail gross margin for the 13 weeks ended May 3, 2025 was 45.5% of sales compared to 46.2% of sales for the 13 weeks ended May 4, 2024. Compared to the prior year first quarter, retail gross margin decreased moderately in ladies’ apparel and was flat in ladies’ accessories and lingerie. All other merchandise categories decreased slightly.

Inventory increased 6% at May 3, 2025 compared to May 4, 2024.

Selling, General & Administrative Expenses – First Quarter

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended May 3, 2025 were $421.7 million (27.6% of sales) and $426.7 million (27.5% of sales) for the 13 weeks ended May 4, 2024. The decrease of $5.0 million was primarily due to decreased payroll and payroll related expenses.

Share Repurchase

During the 13 weeks ended May 3, 2025, the Company purchased $98.0 million (approximately 276,000 shares) of Class A Common Stock at an average price of $355.65 per share. As of May 3, 2025, authorization of $175.0 million remained under the May 2023 program.

Total shares outstanding (Class A and Class B Common Stock) at May 3, 2025 and May 4, 2024 were 15.6 million and 16.2 million, respectively.

Other Information

The Company operates 272 Dillard’s stores, including 28 clearance centers, spanning 30 states (totaling 46.3 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended		13 Weeks Ended
	May 3, 2025		May 4, 2024
		% of		% of
		Net		Net
	Amount	Sales	Amount	Sales
Net sales	$1,528.9	100.0%	$1,549.1	100.0%
Service charges and other income	18.1	1.2	23.7	1.5
	1,547.0	101.2	1,572.8	101.5

Cost of sales	857.7	56.1	857.8	55.4
Selling, general and administrative expenses	421.7	27.6	426.7	27.5
Depreciation and amortization	44.5	2.9	46.1	3.0
Rentals	4.6	0.3	5.0	0.3
Interest and debt (income) expense, net	(0.8)	(0.1)	(3.5)	(0.2)
Other expense	5.7	0.4	6.2	0.4
Gain on disposal of assets	0.1	0.0	0.3	0.0
Income before income taxes	213.7	14.0	234.8	15.2
Income taxes	49.9		54.8
Net income	$163.8	10.7%	$180.0	11.6%

Basic and diluted earnings per share	$10.39		$11.09
Basic and diluted weighted average shares outstanding	15.8		16.2

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	May 3,	May 4,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$900.5	$817.8
Accounts receivable	56.9	49.3
Short-term investments	258.5	347.2
Merchandise inventories	1,469.3	1,387.7
Other current assets	82.9	106.2
Total current assets	2,768.1	2,708.2

Property and equipment, net	976.0	1,063.0
Operating lease assets	32.5	41.9
Deferred income taxes	71.3	64.0
Other assets	59.1	60.1

Total assets	$3,907.0	$3,937.2

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$1,056.7	$1,031.3
Current portion of operating lease liabilities	10.8	11.6
Federal and state income taxes	79.3	87.4
Total current liabilities	1,146.8	1,130.3

Long-term debt	321.6	321.5
Operating lease liabilities	21.5	30.3
Other liabilities	359.2	380.1
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,857.9	1,875.0

Total liabilities and stockholders’ equity	$3,907.0	$3,937.2

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	13 Weeks Ended	13 Weeks Ended
	May 3,	May 4,
	2025	2024
Operating activities:
Net income	$163.8	$180.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred costs	44.9	46.5
Gain on disposal of assets	(0.1)	(0.3)
Accrued interest on short-term investments	(3.2)	(3.2)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1.2)	11.3
Increase in merchandise inventories	(297.3)	(293.7)
Decrease (increase) in other current assets	10.6	(9.8)
Decrease (increase) in other assets	1.1	(0.2)
Increase in trade accounts payable and accrued expenses and other liabilities	263.6	259.5
Increase in income taxes	50.4	54.3
Net cash provided by operating activities	232.6	244.4

Investing activities:
Purchase of property and equipment and capitalized software	(16.8)	(35.2)
Proceeds from disposal of assets	0.2	0.3
Proceeds from insurance	1.5	—
Purchase of short-term investments	(212.4)	(245.9)
Proceeds from maturities of short-term investments	282.8	50.0
Net cash provided by (used in) investing activities	55.3	(230.8)

Financing activities:
Cash dividends paid	(4.0)	(4.1)
Purchase of treasury stock	(98.0)	—
Issuance cost of line of credit	(3.3)	—
Net cash used in financing activities	(105.3)	(4.1)

Increase in cash and cash equivalents	182.6	9.5
Cash and cash equivalents, beginning of period	717.9	808.3
Cash and cash equivalents, end of period	$900.5	$817.8

Non-cash transactions:
Accrued capital expenditures	$7.6	$6.4
Accrued purchase of treasury stock and excise taxes	1.0	—
Lease assets obtained in exchange for new operating lease liabilities	1.8	2.2

Estimates for 2025

The Company is providing the following estimates for certain financial statement items for the 52-week period ending January 31, 2026 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2025	2024
	Estimated	Actual
Depreciation and amortization	$180	$178
Rentals	20	21
Interest and debt (income) expense, net	(8)	(14)
Capital expenditures	120	105

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including those statements under the heading “Estimates for 2025” regarding certain financial statement items for the 52-week period ended January 31, 2026 . The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; trade disputes and changes in trade policies including the imposition (or threat) of new or increased duties, taxes, tariffs and other charges impacting our products or supply chain; changes in legislation and governmental regulations; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com